As filed with the Securities and Exchange Commission on May 16, 2024

Registration No. 333-268496

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8, TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Provident Financial Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	42-1547151
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

239 Washington Street, Jersey City, New Jersey	07302
(Address of Principal Executive Offices)	(Zip Code)

Lakeland Bancorp, Inc. 2018 Omnibus Equity Incentive Plan

(Full title of the plan)

Anthony J. Labozzetta

President and Chief Executive Officer

Provident Financial Services, Inc.

239 Washington Street

Jersey City, New Jersey 07302

(732) 590-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bennett MacDougall

General Counsel

Provident Financial Services, Inc.

239 Washington Street

Jersey City, New Jersey 07302

(732) 590-9200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Provident Financial Services, Inc. (the “Company” or “registrant”) hereby amends its Registration Statement on Form S-4 (File No. 333-268496) filed with the Securities and Exchange Commission (the “Commission”) on November 21, 2022, as amended by Amendment No. 1 filed with the Commission on December 19, 2022 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”).

The Company filed the Form S-4 in connection with the transaction contemplated by that certain Agreement and Plan of Merger, dated as of September 26, 2022 (as amended, the “Merger Agreement”), by and among the Company, NL 239 Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Lakeland Bancorp, Inc. (“Lakeland”). Pursuant to the Merger Agreement, on May 15, 2024, Merger Sub merged with and into Lakeland, with Lakeland as the surviving entity (the “Merger”). Immediately following the Merger, Lakeland merged with and into the Company, with the Company as the surviving entity.

At the effective time of the Merger (the “Effective Time”), each share of common stock of Lakeland, no par value (“Lakeland Common Stock”), outstanding immediately prior to the Effective Time, except for certain shares held by Lakeland or Provident, was converted into the right to receive 0.8319 of a share (the “Exchange Ratio”) of common stock of Provident, par value $0.01 per share (“Provident Common Stock”).

Under the Merger Agreement, each restricted stock unit award (a “Lakeland RSU”) granted under the Lakeland Bancorp, Inc. 2018 Omnibus Equity Incentive Plan (the “Legacy Lakeland Plan”) after September 26, 2022, ceased to represent a Lakeland RSU denominated in shares of Lakeland Common Stock, and was converted at the Effective Time into an award of restricted stock units denominated in shares of Provident Common Stock (each such award, a “Provident Restricted Stock Unit”) equal to the number of shares of Lakeland Common Stock subject to the Lakeland RSU multiplied by the Exchange Ratio (rounded down to the nearest whole number), with any applicable performance-based vesting conditions deemed achieved at target performance. Each such converted Provident Restricted Stock Unit will continue to be governed by the same terms and conditions, including vesting terms; provided, any Provident Restricted Stock Unit in respect of a Lakeland RSU subject to performance-based vesting prior to the Effective Time will be subject to time-based vesting and will cliff vest at the end of the applicable performance period.

This Registration Statement relates to up to 310,000 shares of Provident Common Stock issuable in respect of Provident Restricted Stock Units. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Provident Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Provident Common Stock.

All such shares of Provident Common Stock were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Form S-4.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1). These documents and the documents incorporated by reference into this Registration Statement pursuant to Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 28, 2024;

(b) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the Commission on April 26, 2024;

(c) the Company’s Definitive Proxy Statement on Schedule 14A for the 2024 Annual Meeting of Stockholders, filed with the Commission on March 15, 2024;

(d) the Company’s Current Reports on Form 8-K (other than portions of those documents deemed to be furnished and not filed) filed on February  23, 2024, March  25, 2024, March  29, 2024, April  12, 2024, April  30, 2024, May  6, 2024, May  9, 2024, May  10, 2024, May  13, 2024 and May 16, 2024;

(e) the description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed on December 12, 2002, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in this Registration Statement or a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the securities offered hereby has been passed upon for the Company by Bennett MacDougall, Esq., Executive Vice President, General Counsel and Corporate Secretary of Provident. As of May 16, 2024, Mr. MacDougall beneficially owned shares of Provident Common Stock, restricted stock awards and/or other rights to acquire Provident Common Stock, that together represent less than one percent (1%) of the total outstanding shares of Provident Common Stock.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. The Company’s officers and directors are and will be indemnified under Delaware law, the certificate of incorporation and the bylaws of the Company against certain liabilities. Articles TENTH and ELEVENTH of the Company’s certificate of incorporation set forth circumstances under which directors, officers, employees and agents of the Company may be insured or indemnified against liability which they incur in their capacities as such:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

Item 8. Exhibits.

Exhibit No.	Description of Filed Exhibit

4.1	Certificate of Incorporation of Provident Financial Services, Inc. (Filed as an exhibit to Provident Financial Services, Inc.’s Registration Statement on Form S-1, and any amendments thereto, with the Securities and Exchange Commission/Registration No. 333-98241.)

4.2	Amended and Restated Bylaws (Filed as an exhibit to Provident Financial Services, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2024/File No. 001-31566.)

4.3	Form of Common Stock Certificate of Provident Financial Services, Inc. (Filed as an exhibit to Provident Financial Services, Inc.’s Registration Statement on Form S-1, and any amendments thereto, with the Securities and Exchange Commission/Registration No. 333-98241.)

4.4	Description of Capital Stock of Provident Financial Services, Inc. (Filed as an exhibit to Provident Financial Services, Inc.’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2019 filed with the Securities and Exchange Commission on March 1, 2020/File No. 001-31566.)

4.5	Lakeland Bancorp, Inc. 2018 Omnibus Equity Incentive Plan (Filed as an exhibit to Lakeland Bancorp, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2018/File No. 000-17820)

5.1	Opinion of Bennett MacDougall, Esq., as to validity of the securities being registered.

23.1	Consent of KPMG LLP

23.2	Consent of KPMG LLP

23.3	Consent of Bennett MacDougall, Esq. (included as part of the opinion filed as Exhibit 5.1.)

24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

b.

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

c.

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on May 16, 2024.

PROVIDENT FINANCIAL SERVICES, INC.

By:	/s/ Thomas M. Lyons
Thomas M. Lyons
Senior Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

BE IT KNOWN BY THESE PRESENT: Each of the undersigned directors and officers, has made, constituted, and appointed, and does hereby make, constitute, and appoint Christopher Martin, Anthony J. Labozzetta and Bennett MacDougall, and each of them (with full power to each of them to act alone), with full power of substitution, his or her true and lawful attorneys-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 16, 2024.

Signature	Title

/s/ Christopher Martin	Executive Chairman
Christopher Martin

/s/ Thomas J. Shara	Executive Vice Chairman
Thomas J. Shara

/s/ Anthony J. Labozzetta	Director, President and Chief Executive Officer
Anthony J. Labozzetta	(Principal Executive Officer)

/s/ Thomas M. Lyons	Senior Executive Vice President and Chief Financial Officer
Thomas M. Lyons	(Principal Financial Officer)

/s/ Adriano M. Duarte	Chief Accounting Officer
Adriano M. Duarte	(Principal Accounting Officer)

/s/ James P. Dunigan	Director
James P. Dunigan

/s/ Frank L. Fekete	Director
Frank L. Fekete

/s/ Brian M. Flynn	Director
Brian M. Flynn

/s/ Ursuline Foley	Director
Ursuline Foley

/s/ Brian A. Gragnolati	Director
Brian A. Gragnolati

/s/ James A. Hanson II	Director
James A. Hanson II

/s/ Matthew K. Harding	Director
Matthew K. Harding

/s/ Edward J. Leppert	Director
Edward J. Leppert

/s/ Nadine Leslie	Director
Nadine Leslie

/s/ Robert E. McCracken	Director
Robert E. McCracken

/s/ John Pugliese	Director
John Pugliese